Exhibit 4.4

NOVATEL WIRELESS, INC.
2015 INCENTIVE COMPENSATION PLAN
NONSTATUTORY STOCK OPTION AGREEMENT
Novatel Wireless, Inc., a Delaware corporation (the “Company”), hereby grants options (the “Options”) to purchase shares of its common stock (the “Shares”) to the individual named below (the “Optionee”). The terms and conditions of the Options are set forth in this agreement (the “Award Agreement”) and in the Company’s 2015 Incentive Compensation Plan (the “Plan”).
Name of Optionee:
Date of Option Grant:
Number of Options Granted:
Option Price per Share:
Vesting Commencement Date:
Option Expiration Date:
Vesting Schedule:
Subject to the terms and conditions of this Award Agreement, this Option shall vest over four years, as follows: one-fourth (1/4th) of the total Options granted hereunder shall vest and become exercisable on the one-year anniversary of the Vesting Commencement Date, and one-forty-eighth (1/48th) of the total Options granted hereunder shall vest monthly thereafter for a period of thirty-six (36) months. The resulting aggregate number of vested Options shall be rounded to the nearest whole number on each vesting date. The Board, in its discretion, may accelerate the vesting of any unvested Options in the event of a Change in Control. No Options shall vest after the Optionee’s service with or for the Company or any Subsidiary or Affiliate thereof has terminated for any reason.
By accepting this Award Agreement, the Optionee hereby agrees to all the terms and conditions set forth in this Award Agreement and in the Plan, a copy of which is available on the Company’s intranet site.

Company:
	Name:	(Signature)

Title:

NOVATEL WIRELESS, INC.
2015 INCENTIVE COMPENSATION PLAN
NONSTATUTORY STOCK OPTION AGREEMENT

The Plan and Other Agreements
The text of the Plan is incorporated into this Award Agreement by reference. In the event of any inconsistency between the provisions of this Award Agreement and the Plan, the Plan shall govern. Capitalized terms used but not otherwise defined in this Award Agreement are defined in the Plan.
Any amendment to the Plan shall be deemed to be an amendment to this Award Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Award Agreement without your consent (provided, however, that your consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the U.S. Internal Revenue Code, as amended (the “Code”)).
This Award Agreement and the Plan constitute the entire understanding between you and the Company regarding these Options. Any prior agreements, commitments or negotiations concerning these Options are hereby superseded entirely. Notwithstanding the foregoing, to the extent a written employment agreement, change-in-control agreement, severance agreement or other similar written agreement or arrangement (an “Employment Arrangement”) that has been approved by the Board or a committee thereof provides for greater benefits to the Optionee than provided in this Award Agreement or in the Plan with respect to (a) vesting of the Options upon termination of employment or in the event of a Change in Control, or (b) exercisability of the Options following termination of employment, then the terms of the Employment Arrangement with respect to these matters shall supersede the terms of this Award Agreement to the extent permitted by the Plan.

Nonstatutory Stock Option	These Options are not intended to be Incentive Stock Options under section 422 of the Code and will be interpreted accordingly.

Vesting	These Options are exercisable only before they expire and then only with respect to those that are vested. These Options will vest according to the Vesting Schedule on the attached cover sheet.

Term
These Options will expire in any event at the close of business at Company headquarters on the 10th anniversary of the Date of Option Grant, as shown on the cover sheet. These Options will expire earlier if your service terminates, as described below.

Regular Termination
If your service terminates for any reason, other than death, Disability (as defined below), or Cause (as defined below), then these Options will expire at the close of business at Company headquarters on the 90th calendar day after your service termination date.

Termination for Cause
If your service is terminated for Cause, as determined by the Board in its sole discretion, then immediately upon such event you automatically forfeit all rights to these Options and they shall immediately expire. For purposes of this Award Agreement, “Cause” shall mean the termination of your service due to your commission of any act of fraud, embezzlement or dishonesty; any unauthorized use or disclosure by you of confidential information or trade secrets of the Company or any Subsidiary or Affiliate thereof; or any other intentional misconduct on your part that adversely affects the business or affairs of the Company or any Subsidiary or Affiliate thereof in a material manner. This definition shall not restrict in any way the Company’s or any Subsidiary’s or Affiliate’s right to discharge you for any other reason, nor shall this definition be deemed to be inclusive of all the acts or omissions which constitute “Cause” for purposes other than this Award Agreement.

Death
If your service terminates because of your death, then these Options will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. At any time during that twelve (12) month period, your estate or heirs may exercise those Options which were vested as of the date of your death.

Disability
If your service terminates because of your Disability, then these Options will expire at the close of business at Company headquarters on the date twelve (12) months after your service termination date. At any time during that twelve (12) month period, you may exercise those Options which were vested as of the date your service terminated because of your Disability. For purposes of this Award Agreement, “Disability” shall mean that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

Leaves of Absence
For purposes of these Options, your service is not interrupted or terminated when you go on a leave of absence that was approved in writing by a duly constituted officer of the Company or any Subsidiary or Affiliate thereof. Your service terminates in any event when the approved leave ends unless you immediately return to active work at the Company or any Subsidiary or Affiliate thereof.
The Company, in its sole discretion, determines which leaves count for this purpose, as well as the point in time your service terminates for all purposes under the Plan.

Method of Exercise
When you wish to exercise any of these Options, you must provide written notice to the Company, or use such other method of exercise as may be specified by the Company, including exercise by electronic means on the web site of the Company’s third-party equity plan administrator, which will specify how many Options you wish to exercise. If someone else wants to exercise these Options after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment
When you exercise Options, you must remit payment of the Option Price for the Shares you are purchasing at that time and any Tax-Related Items (as defined below). Payment may be made in one of the following forms:
- Cash, your personal check, a cashier’s check or a money order.
- By delivery (on a form or by electronic means prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price.

Withholding Taxes
Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(1) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or
(2) withholding from proceeds of the sale of Shares acquired at exercise, either through a voluntary sale or through a sale arranged by the Company (on your behalf pursuant to this authorization); or
(3) withholding in Shares to be issued at exercise.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the Options exercised, notwithstanding that a number of Shares is retained solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or the proceeds from the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

Transfer of Options
Prior to your death, only you may exercise these Options, or in the case of legal incapacity, your guardian or legal representative may act on your behalf. You cannot transfer or assign these Options. For instance, you may not sell the Options themselves or use them as security for a loan. If you attempt to do any of these things, the Options will immediately become invalid. You may, however, dispose of these Options in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor your spouse’s interest in these Options in any way.

Retention Rights
These Options or this Award Agreement do not give you the right to be retained or to continue to be retained by the Company or any Subsidiary or Affiliate thereof in any employment or other capacity. The Company or any Subsidiary or Affiliate thereof reserves the right to terminate your service at any time and for any reason.

Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until you are recorded as the holder of the Shares upon the stock records of the Company. No adjustments are made for dividends or other rights if the applicable record date occurs before you are recorded as the holder of the Shares, except as otherwise described in the Plan.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Shares covered by these Options and the Option Price may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. These Options shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult your own personal tax, legal and financial advisors regarding your participation in the Plan and before taking any action related to the Plan.

Applicable Law
The Option grant and the provisions of this Award Agreement are governed by, and subject to, the internal substantive laws but not the choice of law rules of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, and agree that such litigation shall be conducted only in the courts of California, or Delaware, and no other courts, where this grant is made and/or to be performed.

Electronic Delivery
The Company may, in its sole discretion, decide to deliver any documents related to the Options granted under and participation in the Plan or future options that may be granted under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Severability
The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

By accepting this Award Agreement, you agree to all of the terms and conditions described above and in the Plan.